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                                                                   EXHIBIT 2.1.4

                                    FORM OF

                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                                CHILI!SOFT, INC.


     First: The name of this corporation is:  Chili!Soft, Inc.
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     Second: The purpose of this corporation is to engage in any lawful act or
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activity for which a corporation may be organized under the General Corporation
Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

     Third: This corporation is authorized to issue one class of stock,
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designated "Common Stock."  The total number of shares that this corporation is authorized to issue is 1,000 shares.

     Fourth:
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          (A) Limitation of Directors' Liability.  The liability of the
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directors of this corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

          (B) Indemnification of Corporate Agents.  This corporation is
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authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject only to the applicable limits set forth in Section 204 of the California Corporations Code with respect to actions for breach of duty to the corporation and its shareholders.

          (C) Repeal or Modification.  Any repeal or modification of the
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foregoing provisions of this Article Fourth by the shareholders of this corporation shall not adversely affect any right of indemnification or limitation of liability of a director or officer of this corporation relating to acts or omissions occurring prior to such repeal or modification.